EXHIBIT 99.1

Liberty National Bancshares, Inc.
Contact: William L. Daniel
For Immediate Release

Liberty National Bancshares, Inc. Reports 2002 Earnings

CONYERS, Georgia – January 14, 2003 – Liberty National Bancshares, Inc. today announced the results of its operations for the fourth quarter and year ended December 31, 2002. Net income for the fourth quarter of 2002 was $378 thousand compared to $159 thousand for the same period last year, reflecting a 139 percent improvement. Net income for the year ended December 31, 2002 totaled $1.1 million and constitutes a 34 percent increase compared to net income of $786 thousand during 2001. Total assets declined 3 percent during the fourth quarter of 2002, but the $120.6 million aggregate total assets at December 31, 2002 represents a 12 percent increase from total assets at December 31, 2001.

Fourth quarter net-interest income (the interest earned on loans and investments minus the interest paid on deposits and other borrowings) increased by $359 thousand, or 38 percent as compared to the same period in 2001. Net-interest income for the year ended December 31, 2002 totaled $4.6 million and represents a 24 percent increase compared to 2001.

For the fourth quarter ended December 31, 2002, non-interest income (other fees for services) increased to $407 thousand, a 46 percent improvement compared to the fourth quarter of 2001. Non-interest operating expenses rose $57 thousand, or 6 percent more than the total for the fourth quarter of 2001, to $1.0 million. Non-interest income for the year ended December 31, 2002 totaled $1.4 million and was 59 percent higher than during 2001. Non-interest operating expenses for the year ended December 31, 2002 totaled $4.0 million, which represents a 28 percent increase compared to 2001.

Gross loans at December 31, 2002 totaled $96.4 million, which constitutes a 30 percent increase over the December 31, 2001 balance and 7 percent growth since September 30, 2002. Deposits, as of December 31, 2002, were $107.7 million, which represents a 3 percent decline compared to the total as of September 30, 2002, and an 11 percent increase since the 2001 fiscal year end.

“Despite the uncertain economy and continued downward pressure on our net interest margin, we are pleased to report improved earnings during the fourth quarter, as well as for the complete 2002 year,” stated Bill Daniel, Liberty National’s CEO. “Net income for last year increased 34 percent compared to 2001. The $378 thousand fourth quarter net income total represents another record quarter for the company and a 7 percent improvement compared to the third quarter of 2002. While we are delighted with these earnings results, total deposits and total assets dipped during the fourth quarter and our growth for the 2002 year fell short of our internal expectations. Nonetheless, the loan portfolio increased by 30 percent and we ended the year with no criticized / classified loans and only .01% of the loan portfolio past due 30 days or more,” Daniel noted.

“We are optimistic about the company and its prospects for improved earnings and future growth. Our market share in both Rockdale and Newton County continues to grow and we remain committed to an aggressive business development focus in both markets. Liberty National’s asset quality appears to be very good and we feel the company is poised to take advantage of improvements in the economy,” Daniel concluded.

Liberty National Bancshares, Inc., formerly named Rockdale National Bancshares, Inc., is a one-bank holding company that owns 100 percent of the issued and outstanding stock of Liberty National Bank,

which operates offices in Rockdale and Newton Counties. A full-service financial institution, Liberty National Bank offers checking, savings, and commercial, mortgage, and construction lending services. Three locations – two in Rockdale County and one in Newton County– are available to serve customers in addition to Internet Banking at www.libertywebbank.com and Telephone Banking at 404-881-9739.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in the release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect the company’s financial performance and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.